SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

_______________________________

Name:  The FBR Funds

Address of Principal Business Office:

1001 Nineteenth Street North
Arlington, VA 22209

Telephone Number:  (703) 469.1040

Name and address of agent for service of process:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Copies to:

Patrick W.D. Turley, Esq.
Dechert LLP
1775 I Street, N.W.
Washington, D.C.  20006

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES  [X]    NO  [  ]

_______________________________

SIGNATURES

            Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston in the State of Massachusetts on the 4th day of February, 2004.

THE FBR FUNDS

By:   /s/ David H. Ellison
        David H. Ellison
        President

Attest:  /s/ Kimberly Ochterski
            Kimberly J. Ochterski
            Secretary